Exhibit 10.1

NVIDIA CORPORATION

FISCAL YEAR 2010 VARIABLE COMPENSATION PLAN

Overview

The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Certain Senior Officers, Directors and Managers, each as defined below (collectively, the “Participants”), who are employed at the Company during fiscal year 2010 and, unless otherwise determined by the Compensation Committee (the “Committee”), are employees of the Company on and as of the date the cash payments are awarded (each a “Variable Cash Payment”), shall be eligible to participate in the Fiscal Year 2010 Variable Compensation Plan (the “Plan”). The Plan is designed to award a Variable Cash Payment for performance in fiscal year 2010 to a Participant if the Participant achieves certain Individual Targets (as defined below) and/or certain Individual Rankings (as defined below). The Plan will not have Corporate Targets for any Participant.

For purposes of the Plan, only the Company’s chief executive officer, chief financial officer, other executive officers and certain other senior officers shall be considered “Senior Officers,” other employees at the level of vice president or director shall be considered “Directors” and managers or qualifying senior contributors shall be considered “Managers.” The Committee shall determine (i) the persons to be specified as Senior Officers for purposes of this Plan and the Senior Officers who may be a Participant hereunder, (ii) the class of employees who may be designated by Senior Officers as Directors for purposes of this Plan and (iii) the class of employees who many be designated by Senior Officers or Directors as Managers for purposes of this Plan.

For fiscal year 2010, for purposes of the Plan, “Individual Targets” shall be set for certain Senior Officers and Directors as follows:

•	For certain Senior Officers, certain key performance objectives set by the chief executive officer; and

•	For the Directors, certain key performance objectives set by the respective Senior Officer to whom the applicable Director reports.

For fiscal year 2010, for purposes of the Plan, “Individual Rankings” for Managers shall be the ranking of such Manager in January or February 2010 by the Senior Officer or Director to whom the Manager reports.

Determination of Fiscal Year 2010 Variable Cash Payments

Certain Senior Officers and Directors are eligible to receive a Variable Cash Payment if the Senior Officer or Director achieves their Individual Targets at specified levels. Managers are eligible to receive a Variable Cash Payment based on the level of their Individual Ranking. The aggregate potential amount of the Variable Cash Payment a Participant may receive upon achievement of his or her Individual Targets and/or Individual Ranking, as applicable, and the pool available to all Participants under the Plan will be set by the Committee for all Participants based on a recommendation made by the chief executive officer (the “Variable Cash Payment Target Amount”). A Participant’s Variable Cash Payment Target Amount is based on the difficulty and responsibility of each position. For fiscal year 2010, each Participant’s Variable Cash Payment Target Amount is one hundred percent (100%) allocated to the achievement of the Individual Targets or Individual Ranking, as applicable, (the “Individual Variable Cash Payment”). A Participant may be eligible to receive more or less than his or her Variable Cash Payment Target Amount as described more fully below.

Individual Variable Cash Payment

An Individual Variable Cash Payment may be awarded to a Participant based on the achievement of his or her Individual Targets or Individual Ranking, as applicable, or other criteria determined by the Committee.

The actual Individual Variable Cash Payments to be made for fiscal 2010 (the “Actual Individual Variable Cash Payments”) shall be made pursuant to the following guidelines and taking into account whether Individual Targets have been achieved or the level of the Individual Ranking, as applicable, and the amount of the Actual Individual Variable Cash Payment shall be determined as follows:

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For certain Senior Officers, the Committee, based on input from the chief executive officer of the Company, shall determine if the Individual Targets have been achieved by such Senior Officer and shall determine the amount of the Actual Individual Variable Cash Payments for each other Senior Officer;

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For Directors, the Senior Officer to whom a Director directly reports shall determine if the Individual Targets have been achieved by such Director and shall determine the amount of the Actual Individual Variable Cash Payments for such Director; and

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For Managers, the Senior Officer or Director to whom a Manager directly reports shall determine the amount of the Actual Individual Variable Cash Payments for such Manager, based on the Individual Ranking achieved by such Manager.

An Actual Individual Variable Cash Payment that is in excess of one hundred percent (100%) of the Variable Cash Payment Target Amount may be awarded to a Participant for extraordinary individual performance. If a Participant achieves only a portion of his or her Individual Targets, or in the case of a Manager who does not reach his or her Individual Ranking, the Participant may still be eligible to receive an Actual Individual Variable Cash Payment to the extent determined by the Committee (for certain Senior Officers), Senior Officers (for other Directors) or Senior Officers or Directors (for Managers who report to such Senior Officer or Director, as applicable), each in their sole discretion. If a Participant does not receive an Individual Variable Cash Payment, he or she is not eligible to receive any amounts under this Plan.

Miscellaneous Provisions

Payments under this Plan shall be made following the end of the fiscal year, on such schedule as may be approved by the Committee in its discretion.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

Notwithstanding whether this Plan is referenced in another agreement, policy, arrangement or other document, only the Board of Directors or the Committee may amend or terminate this Plan at any time. Further, the Board of Directors or the Committee may modify the Individual Targets and/or Individual Ranking and/or Individual Variable Cash Payment amounts at any time.

Any Variable Cash Payments or other benefits under this Plan shall be subject to the Company’s Clawback Policy and shall bind all Participants subject to the Clawback Policy who receive any amounts under this Plan.

This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.